U.S. Bancorp Center 800 Nicollet Mall Minneapolis, MN 55402-2023

Aug. 1, 2003

INVESTOR RELATIONS PRELIMINARY EARNINGS RELEASE

XCEL ENERGY REPORTS LOWER SECOND QUARTER RESULTS,
REAFFIRMS EARNINGS GUIDANCE FOR YEAR

MINNEAPOLIS – Xcel Energy Inc.’s financial results for the second quarter of 2003 were a loss of $169 million, or 42 cents per share, including preliminary results of subsidiary NRG Energy, Inc., compared with earnings of $86 million, or 23 cents per share, for the same period in 2002. Xcel Energy considers the NRG portion of its second quarter financial results to be preliminary because Xcel Energy has not yet completed its review of the amount of NRG losses that it will record for the quarter (see Note 1).

Excluding the impacts of NRG, Xcel Energy’s pro-forma results from continuing operations in the second quarter of 2003 were earnings of $67 million, or 17 cents per share, compared with earnings of $121 million, or 32 cents per share, for the same period in 2002. (See Note 1 for a reconciliation of the pro-forma results to total earnings on the basis of generally accepted accounting principles.)

Write-downs and asset impairment charges at NRG resulted in the second quarter loss. Also contributing to the earnings decrease from the second quarter of 2002 was lower income from utility operations, caused mainly by higher employee benefit costs, reduced dependence on short-term debt and weather impacts.

“The utility business is very seasonal, and quarterly earnings comparisons can be misleading,” said Richard C. Kelly, vice president and chief financial officer. “We can experience significant variations in quarterly operating and maintenance expenses and weather from year to year, even though annual expenses are less variable. Our primary focus is on our annual performance rather than quarterly earnings. Assuming normal weather for the remainder of the year, we continue to project 2003 annual pro-forma earnings, excluding NRG and the sale of Viking Gas, in the range of $1.15 to $1.20 per share.”

Xcel Energy’s preliminary earnings for the second quarter of 2003 consisted of the following:

•	Utility earnings from continuing operations of $78 million, or 20 cents per share, compared with $133 million, or 35 cents per share, for the second quarter of 2002;

•	Preliminary equity in NRG losses of $236 million, or 59 cents per share (including the impacts of asset impairments as discussed in Note 2), compared with a net NRG loss of $35 million, or 9 cents per share, in the second quarter of 2002; and

•	Other subsidiary losses and holding company costs of 3 cents per share, compared with a loss of 3 cents per share for the second quarter of 2002.

Because NRG filed for bankruptcy on May 14, Xcel Energy changed its reporting for NRG in the second quarter of 2003. (See Note 5 for further discussion of the impacts of NRG’s bankruptcy filing.)

At 9 a.m. CDT Friday, Aug. 1, Xcel Energy will host a conference call to review second quarter financial results. To participate in the conference call, please dial in five to 10 minutes prior to the scheduled start and follow the operator’s instructions.

US Dial-In:	(800)-374-0832
International Dial-In:	(706)-634-5081

The conference call also will be simultaneously broadcast and then archived on Xcel Energy’s Web site at www.xcelenergy.com. To access the presentation, click on Investor Information. If you are unable to participate in the live event, the call will be available for replay from 12 p.m. CDT on Aug. 1 through 11:59 p.m. CDT on Aug. 8.

Replay Numbers
US Dial-In:	(800)-642-1687
International Dial-In:	(706)-645-9291
Access Code:	1519487

This release includes forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements include statements that are intended to be identified in this document by the words “anticipate,” “estimate,” “expect,” “projected,” “forecast,” “objective,” “outlook,” “possible,” “potential” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, actions of rating agencies and their impact on access to capital; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; regulation; risks associated with the California power market; currency translation and transaction adjustments; the higher degree of risk associated with Xcel Energy’s nonregulated businesses compared with Xcel Energy’s regulated business; risks related to the financial condition of NRG; actions by the New York bankruptcy court; the failure to realize expectations regarding the NRG settlement agreement; actions by regulators, including the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935 (PUHCA); and the other risk factors listed from time to time by Xcel Energy in reports filed with the SEC, including Exhibit 99.01 to Xcel Energy’s report on Form 10-K for year 2002.

     For more information, contact:
     R J Kolkmann                   Managing Director, Investor Relations (612) 215-4559
     P A Johnson                      Director, Investor Relations (612) 215-4535

For news media inquiries only, please call Xcel Energy media relations (612) 215-5300
Xcel Energy Internet address: www.xcelenergy.com

This information is not given in connection with any
sale, offer for sale or offer to buy any security.

XCEL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Thousands of Dollars, Except Per Share Data)

	Three months ended		Six months ended
	June 30,		June 30,

	2003	2002	2003	2002

Operating Revenues:
Electric Utility	$1,378,904	$1,328,898	$2,747,874	$2,560,555
Natural Gas Utility	273,556	235,635	939,685	799,546
Electric and Natural Gas Trading Margin	3,693	(405)	7,267	2,345
Nonregulated and Other	114,862	634,091	222,771	1,189,877
Equity Earnings from Unconsolidated NRG Affiliates	–	27,528	–	42,198

Total Operating Revenues	1,771,015	2,225,747	3,917,597	4,594,521
Operating Expenses:
Electric Fuel and Purchased Power – Utility	640,904	544,405	1,233,594	1,032,519
Cost of Natural Gas Sold and Transported – Utility	174,893	125,617	654,844	501,232
Cost of Sales – Nonregulated and Other	69,766	313,896	147,372	590,959
Other Operating and Maintenance Expenses – Utility	381,845	343,983	763,472	735,474
Other Operating and Maintenance Expenses – Nonregulated	38,295	177,892	63,840	372,214
Depreciation and Amortization	210,051	260,324	403,941	508,317
Taxes (Other Than Income Taxes)	81,757	84,708	163,341	167,605
Special Charges	7,331	60,536	8,772	74,649

Total Operating Expenses	1,604,842	1,911,361	3,439,176	3,982,969

Operating Income	166,173	314,386	478,421	611,552
Equity in Losses of NRG – Preliminary	(236,192)	–	(248,825)	–
Minority Interest in NRG Losses	–	6,788	–	13,580
Interest and Other Income, net of Nonoperating Expenses	10,864	12,168	9,100	33,999
Interest Charges and Financing Costs:
Interest Charges – Net of Amounts Capitalized	109,928	200,973	215,663	389,578
Distributions on Redeemable Preferred Securities of Subsidiary Trusts	9,566	9,472	19,152	19,172

Total Interest Charges and Financing Costs	119,494	210,445	234,815	408,750

Income (Loss) from Continuing Operations before Income Taxes	(178,649)	122,897	3,881	250,381
Income Taxes (Benefit)	(11,087)	37,280	52,430	70,835

Income (Loss) from Continuing Operations	(167,562)	85,617	(48,549)	179,546
Income from Discontinued Operations – net of tax	–	1,685	20,999	11,260

Net Income (Loss)	(167,562)	87,302	(27,550)	190,806
Dividend Requirements on Preferred Stock	1,060	1,060	2,120	2,120

Earnings Available for Common Shareholders – (Loss)	$(168,622)	$86,242	$(29,670)	$188,686

Weighted average common shares outstanding (in thousands):
Basic	398,717	377,983	398,716	365,972
Diluted	398,717	378,129	398,716	366,211
Earnings per share – basic and diluted:
Income (loss) from continuing operations	$(0.42)	$0.23	$(0.12)	$0.49
Discontinued operations	$0.00	$0.00	$0.05	$0.03

Total	$(0.42)	$0.23	$(0.07)	$0.52

Certain items in the Consolidated Statements of Operations have been reclassified to conform with reporting requirements. Year-to-date 2003 results now reflect NRG on the equity method of accounting, as discussed in Note 5, rather than as a consolidated entity for the 2002 presentation. In addition, NRG’s 2002 results reflect reclassifications of discontinued operations for consistency with NRG’s Dec. 31, 2002 presentation (see Note 2).

XCEL ENERGY INC.
Notes to Investor Relations Release (Unaudited)

Due to the seasonality of Xcel Energy’s operating results, quarterly financial results are not necessarily an appropriate base from which to project annual results.

Note 1. Operating Results – Utility and Preliminary Total

The following table summarizes the earnings-per-share contributions of Xcel Energy’s businesses on both a generally accepted accounting principles (GAAP) view and a pro-forma basis. Xcel Energy is presenting pro-forma earnings to reflect its operating results excluding businesses that were or are expected to be divested this year, as assumed in the previously disclosed earnings guidance. The pro-forma results exclude the gain on the sale of Viking Gas Transmission Co. and the results of NRG. Viking Gas was sold in January 2003, and we expect the outcome of NRG’s financial restructuring will be the divestiture of NRG.

The basic average share level (excluding common stock equivalents of approximately 25 million shares in 2003) is required to be used for both basic and diluted earnings-per-share calculations whenever there is a loss from continuing operations. Due to losses from continuing operations, which are primarily related to significant preliminary losses at NRG, recorded in the second quarter of 2003, Xcel Energy’s common shares outstanding are the same for both basic and diluted earnings per share.

	3 months ended		6 months ended
	June 30,		June 30,

	2003	2002	2003	2002

GAAP Earnings (Loss) Per Share – By Segment
Utility segment earnings – continuing operations	0.20	0.35	0.56	0.73
Utility earnings – discontinued operations (gain on Viking Gas)	–	–	0.05	–

Total regulated utility segment earnings	0.20	0.35	0.61	0.73
NRG earnings (loss) – continuing operations	(0.59)	(0.09)	(0.62)	(0.18)
NRG earnings (loss) – discontinued operations	–	–	–	0.03

Total loss from NRG segment	(0.59)	(0.09)	(0.62)	(0.15)
Other nonregulated results & holding company costs	(0.03)	(0.03)	(0.06)	(0.06)

Total GAAP earnings (loss) per share – diluted	$(0.42)	$0.23	$(0.07)	$0.52

Reconciliation of pro-forma results to GAAP earnings (loss):
Total utility segment earnings – continuing operations	$0.20	$0.35	$0.56	$0.73
Other nonregulated results & holding company costs	(0.03)	(0.03)	(0.06)	(0.06)

Pro-forma earnings – continuing operations, excluding NRG results	0.17	0.32	0.50	0.67
Total NRG segment loss	(0.59)	(0.09)	(0.62)	(0.15)
Utility earnings – discontinued operations (gain on Viking Gas)	–	–	0.05	–

Total GAAP earnings (loss) per share – diluted	$(0.42)	$0.23	$(0.07)	$0.52

Preliminary Status of Results – Xcel Energy’s second quarter of 2003 earnings are preliminary at this time, pending the review of NRG results for the quarter, specifically those attributable to activities prior to and conditions as of NRG’s bankruptcy filing date of May 14, 2003. At the time of NRG’s bankruptcy filing, Xcel Energy began reflecting NRG’s 2003 financial results using the equity accounting method. The NRG financial results attributable to activities subsequent to the bankruptcy filing are to be recorded by Xcel Energy, subject to certain limitations, as discussed in Notes 2 and 5. All NRG financial results attributable to time periods prior to the bankruptcy filing date must be reflected by Xcel Energy without limitation. NRG recorded significant impairment and other losses in the second quarter of 2003, and Xcel Energy has not yet completed its assessment of whether its equity in NRG losses for the quarter would exceed the limitations. The equity in NRG losses reflected in this release is at the level of limitations discussed in Note 2. It is possible that Xcel Energy may be required to record additional equity in NRG losses related to periods prior to the bankruptcy filing. Consequently, Xcel Energy considers its second quarter NRG earnings impacts to be preliminary. The final financial results for the second quarter of 2003, including any adjustments resulting from the review of NRG losses for amounts related to pre-bankruptcy activities and conditions, will be reported in the Xcel Energy Quarterly Report on Form 10-Q for the period ended June 30, 2003 that will be filed with the SEC later in August 2003.

Common Stock Dilution – Dilution from stock issued in 2002 reduced the utility segment earnings contribution by 1 cent per share for the quarter ended June 30, 2003, and reduced the total loss by 2 cents per share. For the six months ended June 30, 2003, dilution reduced the utility earnings contribution by 5 cents per share and reduced the total loss by 1 cent per share.

Estimated Impact of Temperature Changes on Regulated Earnings –The following summarizes the estimated impact of temperature variations on actual utility operating results relative to sales under normal weather conditions (excluding the impact on NRG and energy trading operations).

	Earnings per Share Increase (Decrease)

	2003 vs. Normal	2002 vs. Normal	2003 vs. 2002

3 months ended June 30	$(0.02)	$0.03	$(0.05)
6 months ended June 30	$(0.02)	$0.02	$(0.04)

Sales Growth – The following table summarizes Xcel Energy’s regulated utility growth for actual and weather-normalized energy sales for the three-month and six-month periods ended June 30, 2003, compared with the same periods in 2002.

	3 months ended June 30		6 months ended June 30

	Actual	Normalized	Actual	Normalized

Electric residential	(3.0)%	2.8%	0.7%	2.8%
Electric commercial & industrial	(2.0)%	0.9%	0.3%	1.6%
Total retail electric sales	(2.2)%	1.4%	0.4%	1.9%
Firm natural gas sales	(3.6)%	2.4%	0.6%	2.8%
Total natural gas sales *	(12.6)%	(9.9)%	(1.9)%	(0.6)%

*	Excludes Viking Gas activity in 2002.

Electric Utility and Commodity Trading Margins – The following table details the changes in revenues, costs and margins (including the trading activity that is now required to be reported net on the income statement) from Xcel Energy’s electric utility and trading operations, excluding NRG:

	Base		Electric	Natural Gas
	Electric	Short-term	Commodity	Commodity	Inter-Company	Consolidated
(Millions of Dollars)	Utility	Wholesale	Trading	Trading	Eliminations	Total

3 months ended 06/30/2003
Electric utility revenue	$1,340	$39	$–	$–	$–	$1,379
Electric fuel and purchased power utility	(610)	(31)	–	–	–	(641)
Electric and gas trading revenue – gross	–	–	75	80	(8)	147
Electric and gas trading costs	–	–	(69)	(82)	8	(143)

Gross margin before operating expenses	730	8	6	(2)	–	742

Margin as a percentage of revenue	54.5%	20.5%	8.0%	(2.5)%	–	48.6%
3 months ended 06/30/2002
Electric utility revenue	$1,289	$40	$–	$–	$–	$1,329
Electric fuel and purchased power-utility	(514)	(30)	–	–	–	(544)
Electric and gas trading revenue – gross	–	–	494	566	(20)	1,040
Electric and gas trading costs	–	–	(496)	(564)	20	(1,040)

Gross margin before operating expenses	$775	$10	$(2)	$2	$–	$785

Margin as a percentage of revenue	60.1%	25.0%	(0.4)%	0.4%	–	33.1%
6 months ended 06/30/2003
Electric utility revenue	$2,647	$101	$–	$–	$–	$2,748
Electric fuel and purchased power utility	(1,162)	(72)	–	–	–	(1,234)
Electric and gas trading revenue – gross	–	–	133	463	(21)	575
Electric and gas trading costs	–	–	(129)	(460)	21	(568)

Gross margin before operating expenses	1,485	29	4	3	–	1,521

Margin as a percentage of revenue	56.1%	28.7%	3.0%	0.6%	–	45.8%
6 months ended 06/30/2002
Electric utility revenue	$2,480	$81	$–	$–	$–	$2,561
Electric fuel and purchased power-utility	(966)	(66)	–	–	–	(1,032)
Electric and gas trading revenue – gross	–	–	811	1,021	(37)	1,795
Electric and gas trading costs	–	–	(810)	(1,020)	37	(1,793)

Gross margin before operating expenses	$1,514	$15	$1	$1	$–	$1,531

Margin as a percentage of revenue	61.0%	18.5%	0.1%	0.1%	–	35.1%

Note – The wholesale and trading margins in the above table reflect the impact of the regulatory sharing of certain margins under the energy cost adjustment mechanisms in Colorado.

Base electric utility margins, primarily related to retail customers, decreased approximately $45 million for the second quarter of 2003, compared with the second quarter of 2002. The lower base electric margin reflects much cooler temperatures in the second quarter of 2003 compared with 2002, higher purchased capacity costs and the positive impact of incentive cost adjustment mechanisms in 2002, partially offset by weather-normalized sales growth and accrued recovery of certain resource costs.

Base electric utility margins decreased approximately $29 million for the first six months of 2003 compared with the first six months of 2002. The lower base electric margin reflects much cooler temperatures, higher purchased capacity costs and the positive impact of incentive cost adjustment mechanisms in 2002, partially offset by weather-normalized sales growth and accrued recovery of certain resource costs.

Short-term wholesale margins consist of asset-based electric sales for resale activity. Electric and natural gas commodity trading activity margins consist of non-asset-based trading activity. Short-term wholesale and electric commodity trading sales margins increased approximately $6 million for the second quarter of 2003. The increase reflects more favorable prices.

Other Operating and Maintenance Expenses – Utility

Utility operating and maintenance expenses for the second quarter of 2003 increased by approximately $38 million, or 11.0 percent, compared with 2002. Approximately $13 million of the difference results from the second quarter 2002 reversal of accrued estimated incentive compensation expense, compared with an accrual of estimated incentive compensation expense in the second quarter 2003. In addition, benefit costs increased $31 million due to lower pension credits, higher medical and health care costs and restricted stock units granted. Utility operating and maintenance expenses also increased due to a planned refueling outage at the Monticello nuclear plant compared with no such nuclear outages in the second quarter of 2002. These cost increases were partially offset by the timing of non-nuclear plant outages and other cost reductions.

Utility operating and maintenance expenses for the six months ended June 30, 2003, increased approximately $28 million, or 3.8 percent, compared with the same period in 2002. The increased costs reflect the timing of incentive accruals in 2002 and other higher employee benefit costs in the second quarter of 2003, as discussed previously.

On March 28, 2003, the compensation and nominating committee of Xcel Energy’s board of directors granted restricted stock units and performance shares under the Xcel Energy omnibus incentive plan approved by the shareholders in 2000. No stock options have been granted in 2003. Restrictions on the restricted stock units will lapse after one year from the date of grant, the achievement of a 27 percent total shareholder return (TSR) for 10 consecutive business days and other criteria relating to Xcel Energy’s common equity ratio. If the TSR target is not met within four years, the grant will be forfeited. The market price per share of our stock at the grant date was $12.93. During the second quarter of 2003, Xcel Energy accrued approximately $9 million of estimated compensation expense related to the 2.4 million restricted stock units awarded, based on an expectation that the requirements will be met.

Interest and Financing Costs

Interest and financing costs for 2002 include NRG amounts, which beginning in the second quarter of 2003 are reported as a component of Equity in Losses of NRG. Interest and financing costs of $119 million in the second quarter of 2003 were $26 million higher than during the same period in 2002, excluding NRG financing costs in 2002. This increase is due to the issuance of long- and intermediate-term debt to reduce dependence on short-term debt at the holding company, Northern States Power Co.-Minnesota (NSP-Minnesota) and Public Service Co. of Colorado (PSCo).

Special Charges

Holding Company Costs (2003) – During the first six months of 2003, the Xcel Energy holding company incurred approximately $8.8 million for charges related to NRG’s financial restructuring, including $7.3 million in the second quarter.

NRG Special Charges (2002) – In the second quarter of 2002, NRG expensed a pretax charge of $20 million, or 4 cents per share, for severance costs for employees who had been terminated as of that date. NRG expensed a pretax charge of $36 million, or 6 cents per share, largely related to asset impairments at its NEO Corp. landfill gas operations. NRG also recorded a charge of approximately $4 million, or 1 cent per share, to write down the carrying value of its equity investment in the Collinsville Power Station in Australia, based on the price received under a sales agreement.

As discussed further in Note 2, all of NRG’s results for 2003 are reported in a single line item, Equity in Losses of NRG, due to the deconsolidation of NRG as a result of its bankruptcy filing in May 2003. NRG’s 2003 results do reflect some effects of asset impairments and restructuring costs, which are discussed in Note 2 but are not presented as a special charge after 2002.

Regulatory Recovery Adjustment (2002) – During the first quarter of 2002, Southwestern Public Service Co. (SPS), a wholly owned subsidiary of Xcel Energy, wrote off $5 million, or 1 cent per share, of restructuring costs relating to costs incurred to comply with legislation requiring a transition to retail competition in Texas.

Utility Restaffing (2002) – In the first quarter of 2002, Xcel Energy incurred pretax special charges of $9 million, or approximately 1 cent per share, for staff consolidation charges in several utility operating and corporate support areas of Xcel Energy.

Sale of Viking Gas

In January 2003, Xcel Energy sold Viking Gas for net proceeds of $124 million, resulting in a pre-tax gain of $36 million. This gain, which increased after-tax earnings for the first quarter of 2003 by approximately $21 million, or 5 cents per share, has been reported in discontinued operations. Other quarterly and year-to-date operating results of Viking Gas for 2003 and 2002 were not reclassified to discontinued operations due to immateriality.

Note 2. Preliminary NRG Results

2003 Change in Accounting for NRG - As a result of NRG’s bankruptcy filing in May 2003, the presentation in the accompanying statements of operations of NRG results for 2003 is not comparable to the presentation for 2002. NRG’s results for 2003 are presented on the equity method, on a single line – Equity in Losses of NRG. Results for 2002 are presented in the statements of operations with NRG consolidated as part of Xcel Energy. However, pro-forma results for 2002 are presented in Note 5 to provide 2002 information for NRG’s results on a basis comparable with the 2003 presentation.

Summarized NRG Results – As previously indicated, Xcel Energy’s share of NRG losses for 2003 are preliminary and subject to change. Xcel Energy’s share of NRG losses may be higher. NRG’s preliminary results summarized on an overall basis are as follows:

	3 months ended June 30,		6 months ended June 30,

(in millions)	2003	2002	2003	2002

Total preliminary NRG loss*	$(608)	$(41)	$(620)	$(68)
Losses not recorded by Xcel Energy under the equity method**	372	—	372	—

Equity in losses of NRG included in Xcel Energy results	$(236)	$(41)	$(248)	$(68)
Minority interest in NRG losses***	—	7	—	14

*	Discontinued operations of NRG as reported for 2002 relate to several projects that have been sold or are pending sale by NRG. In 2003, no distinction is made under the equity method for the underlying NRG projects, whether discontinued or continuing.

**	The losses of NRG not recorded by Xcel Energy in 2003 relate to limitations imposed by the equity method of accounting, as discussed in Note 5. If it is determined that additional NRG losses are attributable to pre-bankruptcy periods, such additional losses would not be subject to these limitations. If the settlement agreement and bankruptcy proceedings progress as expected and no additional losses are attributable to the pre-bankruptcy period, we do not anticipate recording further losses of NRG after the second quarter of 2003.

***	The minority interest in NRG’s losses in 2002 reflects the portion attributable to minority stockholders of NRG, who until June 2002 held approximately 26 percent ownership in NRG.

Since its credit downgrade in July 2002, NRG has experienced credit and liquidity constraints and commenced a financial and business restructuring, including a voluntary petition for bankruptcy protection. This restructuring has created significant incremental costs and has resulted in numerous asset impairments as the strategic and economic value of assets under development and in operation has changed.

NRG’s preliminary results in 2003 (before limitations under the equity method) include restructuring costs of $12 million for the quarter and $33 million for the six months ended June 30. Restructuring costs relate to financial and legal advisers, employee severance and other activities related to NRG’s financial restructuring and bankruptcy process.

Asset impairments in 2003 include approximately $40 million in first quarter charges related to NRG’s NEO landfill gas projects and equity investments and approximately $500 million in second quarter charges. The impairment charges in the second quarter of 2003 resulted from planned disposals of the Loy Yang project in Australia and the McClain and Brazos Valley projects in the United States, and to changing facts and circumstances throughout the second quarter that adversely affected NRG’s ability to recover the carrying value of certain Connecticut merchant generation units as of June 30, 2003. As discussed previously, Xcel Energy has not recorded all of these NRG impairment losses due to limitations under the equity method of accounting.

In addition to the unusual items discussed above, NRG’s operating results have been affected by low power prices in North America, which have provided margins insufficient to cover its interest and other fixed costs and have resulted in continuing operating losses in 2003.

Beginning in the third quarter of 2002, Xcel Energy announced that the likely tax filing status of NRG for 2002 and future years had changed from being included as part of Xcel Energy’s consolidated federal income tax group to filing on a stand-alone basis. On a stand-alone basis, NRG does not have the ability to recognize all tax benefits that may ultimately accrue from its operating losses and is currently in a net operating loss carryforward position for tax purposes. Accordingly, NRG’s results for 2003 include no material tax effects.

Note 3. Other Nonregulated and Holding Company Results

The following table summarizes the earnings-per-share contributions of Xcel Energy’s nonregulated businesses other than NRG and holding company.

	3 months ended		6 months ended
	June 30,		June 30,

	2003	2002	2003	2002

Seren Innovations, Inc.	(0.01)	(0.02)	(0.02)	(0.03)
Planergy	(0.01)	0.00	(0.01)	(0.01)
Eloigne Company	0.00	0.00	0.01	0.01
Xcel International	0.01	0.00	0.02	0.00
Financing costs and preferred dividends	(0.03)	(0.03)	(0.06)	(0.05)
Other	0.01	0.02	0.00	0.02

Total other nonregulated and holding company results	$(0.03)	$(0.03)	$(0.06)	$(0.06)

Seren – Seren operates a combination cable television, telephone and high-speed Internet access system in St. Cloud, Minn., and Contra Costa County, California. On June 30, 2003, Xcel Energy’s investment in Seren was approximately $265 million.

Xcel International - Xcel International owns and operates several energy projects in Argentina. Earnings in the second quarter of 2003 include a gain from a debt restructuring for one project, which increased earnings by about 1 cent per share.

Financing Costs and Preferred Dividends – Nonregulated and holding company results include interest expense and preferred dividend costs, which are incurred at the Xcel Energy and intermediate holding company levels and are not directly assigned to individual subsidiaries. Holding company financing costs increased due to the issuance of convertible debt in November 2002.

Other – Other nonregulated and holding company results decreased in 2003 due to lower income from Utility Engineering and from NRG-related restructuring costs, as discussed previously.

Note 4. Xcel Energy Liquidity

Credit Facilities – As of July 30, 2003, Xcel Energy had the following credit facilities available to meet its liquidity needs:

Company	Facility	Drawn*	Available	Cash	Liquidity	Maturity

(Millions of dollars)
NSP-Minnesota	$275	$155	$120	$31	$151	May-2004
NSP-Wisconsin	$0	$0	$0	$3	$3
PSCo.	$350	$266	$84	$26	$110	May-2004
PSCo Bridge	$300	$300	$0	$0	$0	June-2004
SPS	$100	$38	$62	$28	$90	Feb-2004
Xcel Energy – Holding Company	$400	$130	$270	$341	$611	Nov-2005

Total	$1,425	$889	$536	$429	$965

*	Includes short-term borrowings and letters of credit.

Xcel Energy expects to accumulate additional cash at the holding company level during 2003 from the lower federal income tax payments resulting from the expected benefit associated with its investment in NRG (see Note 5) and from the receipt of operating company dividends.

Financing Plans — The following details Xcel Energy’s financing plan for debt issuances during 2003, subject to favorable market conditions:

•	NSP-Minnesota expects to issue up to $375 million of debt to replace debt that matured in March and April of 2003 and to help fund the redemption of $200 million of Trust Originated Preferred Securities (TOPrS) on July 31, 2003. NSP-Minnesota expects to fund this redemption with cash-on-hand, availability under its credit facility and a short-term loan from the Xcel Energy holding company.

•	PSCo expects to issue up to $575 million of debt for working capital and repayment of short-term borrowings incurred for the redemption of $194 million of TOPrS and $145 million of 8.75 percent first mortgage bonds. Both issues were redeemed on June 30, 2003. PSCo has entered into a bridge financing arrangement to provide short-term liquidity until it completes its long-term debt offering.

•	Northern States Power Co.-Wisconsin (NSP-Wisconsin) expects to issue up to $150 million of debt to replace debt maturing in 2003 and for possible refinancing of long-term debt with lower coupon debt.

•	SPS may issue up to $100 million of debt for refinancing of higher coupon securities.

Dividend Restrictions – As a result of additional write-downs at NRG, Xcel Energy’s preliminary retained earnings were a deficit of approximately $130 million on June 30, 2003. Assuming no additional NRG losses are attributable to pre-bankruptcy periods, based on current retained earnings and assumptions regarding third quarter earnings and the timing of recognition of tax benefits associated with Xcel Energy’s investment in NRG, Xcel Energy believes it would have sufficient retained earnings to pay third quarter dividends without a waiver from the SEC under PUHCA. However, it is possible under some circumstances, that Xcel Energy might not have sufficient retained earnings to declare and pay its third quarter dividend as it is normally scheduled.

Under the PUHCA, unless there is an order from the SEC, a holding company or any subsidiary may declare and pay dividends only out of retained earnings. In May 2003, Xcel Energy received authorization from the SEC to pay an aggregate amount of $152 million of common and preferred dividends out of capital and unearned surplus.

Xcel Energy used this authorization to declare and pay approximately $150 million for its first and second quarter dividends in 2003. In addition, the SEC reserved jurisdiction, which would allow Xcel Energy to pay an additional $108 million of common and preferred dividends out of capital and unearned surplus until Sept. 30, 2003, if authorized by further action of the SEC.

If it appears that retained earnings would be insufficient to declare and pay a third quarter dividend as normally scheduled, Xcel Energy would request authorization from the SEC to pay its third quarter dividend out of capital and unearned surplus. In the event that authorization is not received from the SEC to pay the third quarter dividend in that manner, and assuming that the NRG plan of reorganization is approved by NRG’s creditors as expected, Xcel Energy currently expects to have retained earnings sufficiently positive before the end of 2003 to pay dividends from retained earnings at that time. Xcel Energy intends to make every effort to pay the full annual dividend of 75 cents per share during 2003.

Note 5. NRG Bankruptcy and Related Developments

NRG Bankruptcy Filing

On May 14, 2003, NRG filed to restructure its obligations under Chapter 11 of the U.S. Bankruptcy Code in the Bankruptcy Court in the Southern District of New York. NRG plans to solicit its creditors for approval of a plan of reorganization based on a settlement agreement, which contemplates payment by Xcel Energy of up to $752 million. If NRG’s creditors and the U.S. Bankruptcy Court approve the NRG plan of reorganization as presented, Xcel Energy anticipates its ownership interest in NRG will be divested to NRG’s creditors at that time.

Under the settlement, Xcel Energy will make the following payments for the benefit of NRG’s creditors in partial consideration for their waiver of any existing and potential claims against Xcel Energy:

•	$350 million would be paid 90 days after the bankruptcy court enters an order confirming NRG’s reorganization plan. It is expected this payment would be made in early 2004;

•	$50 million in early 2004; and

•	$352 million in April 2004, at which time Xcel Energy anticipates receiving a tax refund based on the loss of its investment in NRG.

The following is the expected timeline for NRG to emerge from bankruptcy. Based on this schedule, it is expected that the effective date of NRG’s plan of reorganization, as presented, will be on or before Dec. 15, 2003.

•	NRG’s disclosure statement filed with the SEC under PUHCA in July 2003

•	SEC acts on NRG’s disclosure statement in September 2003

•	Completion of the solicitation process of NRG’s reorganization plan in October 2003

•	Confirmation hearing on NRG’s plan of reorganization in November 2003

We cannot assure investors the NRG plan of reorganization will be approved or that NRG will complete the proposed restructuring.

Financial Statement Impact of NRG’s Bankruptcy Filing

The accompanying Xcel Energy statements of operations include the consolidated results of NRG for the three- and six-month periods ended June 30, 2002. As a result of NRG’s bankruptcy filing, we no longer control NRG’s operations. Accordingly, we began accounting for the investment in NRG, as of the bankruptcy filing date in May 2003, in accordance with Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.” Under the equity method, Xcel Energy will stop recognizing equity in the losses incurred by NRG after May 14, 2003, to the extent our recognized cumulative losses, in excess of our investment in NRG, have reached the potential $752-million financial commitment to NRG as part of the settlement agreement. As discussed above, as of June 30, 2003, the preliminary cumulative losses recognized equal the potential $752 million financial commitment to NRG. Accordingly, Xcel Energy will not recognize additional losses in NRG incurred after May 14, 2003. Losses incurred by NRG prior to May 14, 2003, must be fully recognized by Xcel Energy without limitation.

Beginning with June 30, 2003, quarterly reporting (the first period that includes the bankruptcy filing date), Xcel Energy began classifying the 2003 net operating results of NRG as equity in losses of NRG in the statement of operations as permitted under the accounting rules governing a mid-year change from consolidating a subsidiary to accounting for the investment using the equity method, retroactive to Jan. 1, 2003. However, the presentation of NRG in the historical financial statements as a consolidated subsidiary in 2002 will not change from the prior presentation.

The following table summarizes pro-forma financial information for Xcel Energy in 2002 assuming the deconsolidation of NRG (that is, accounting for NRG under the equity method) as of Jan. 1, 2002, and comparable amounts reported for 2003.

Xcel Energy Inc. and Subsidiaries
Summary Consolidated Financial Information

	6 Months Ended June 30,

	2003	2002
Statement of Operations	As Reported	Pro-forma

Total operating revenues	$3,917,597	$3,529,043
Total operating expenses	3,439,176	3,004,107

Operating income	478,421	524,936
Equity in losses of NRG	(248,825)	(67,815)
Interest and financing costs	234,815	177,978
Other – net	9,100	37,298
Income tax expense (benefit)	52,430	125,635

Income (loss) from continuing operations	$(48,549)	$190,806

Earnings per share – basic and diluted:
Income (loss) from continuing operations	$(0.12)	$0.52

The pro-forma 2002 earnings include income of 3 cents per share from discontinued NRG operations that are reclassified to continuing operations under the equity method of accounting, applied on a pro-forma basis.

Tax Benefits Related to Investment in NRG – Based on the foreseeable effects of a settlement agreement with the major NRG creditors, including an expected write-off of Xcel Energy’s investment in NRG for tax purposes, Xcel Energy recognized an estimate of the expected tax benefits of the write-off in 2002 in the amount of $706 million. This benefit was based on the estimated tax basis of Xcel Energy’s cash and stock investments already made in NRG, and their deductibility for federal tax purposes.

Xcel Energy is currently evaluating additional tax benefits that may be available related to its investment in NRG. These evaluations include an analysis of potential state tax effects of the NRG investment write off and refinements in Xcel Energy’s tax basis calculations. Assuming these evaluations are completed as expected later in 2003, additional tax benefits may be recorded at that time, which could increase Xcel Energy’s cumulative income tax benefits related to the investment in NRG by up to $100 million. The actual amount of such additional tax benefits, if any, cannot be determined at this time.

In addition, tax benefits associated with the expected settlement payments (discussed previously) will be reflected once it is considered probable that NRG’s creditors will approve the NRG plan of reorganization. Assuming all settlement payments are fully deductible, additional tax benefits of more than $260 million could be recorded later in 2003, at the time that such benefits are considered likely of realization. The timing of recording these benefits would be based on a judgment as to when the payments of financial assistance to NRG, including payments under the settlement agreement, become probable for tax purposes.

Note 6. Xcel Energy Earnings Guidance

Xcel Energy’s 2003 earnings per share (EPS) guidance and key assumptions are detailed in the following table. The guidance also includes a pro-forma forecast of earnings from continuing operations for 2003 that does not include NRG impacts, various tax benefits associated with Xcel Energy’s investment in NRG and settlement agreement with NRG and its creditors or the gain on the sale of Viking Gas.

2003 EPS Range

Utility operations	$1.25 – $1.30
Seren Innovations	($0.05)
Eloigne Company	$0.03
Holding company financing	($0.09)
Other nonregulated subsidiaries	$0.01

Xcel Energy – Pro-Forma Continuing Operations	$1.15 – $1.20
Xcel Energy’s share of NRG’s losses	($0.62)
Tax effect of settlement payments	$0.65
Additional tax benefit associated with investment in NRG	Not yet determinable
Gain on the sale of Viking Gas	$0.05

Xcel Energy – GAAP	$1.23 – $1.28

Key Assumptions:

•	Xcel Energy’s share of NRG losses is limited by the maximum amount of financial commitments Xcel Energy has for NRG, and divestiture of NRG occurs by year-end;

•	The NRG settlement payments are tax deductible;

•	Average common stock and equivalents of approximately 425 million shares in 2003, including the dilutive effects of common stock equivalents for the convertible notes issued in 2002, based on the “If Converted” method; and

•	No common equity issuance during 2003, with the exception of the potential issuance of shares through the dividend reinvestment plan, the direct purchase plan or conversion by convertible bondholders.

Xcel Energy expects its cash from operations to be approximately $1.3 billion and projects capital expenditures to be approximately $900 million in 2003. These cash flows assume NRG is deconsolidated and its cash flows are therefore excluded. In addition, these cash flows do not include the impact from the tax benefits associated with the write off of Xcel Energy’s investment in NRG or the payments associated with the settlement with NRG creditors.

XCEL ENERGY INC.
UNAUDITED EARNINGS RELEASE SUMMARY

All dollars in thousands, except earnings per share

3 months ended June 30,	2003	2002

Operating revenues:
Electric and natural gas utility revenue, and trading margins	$1,656,153	$1,564,128
Nonregulated and other revenue	114,862	78,910

Revenue, excluding NRG	1,771,015	1,643,038
NRG revenue and equity income	–	582,709

Total revenue	$1,771,015	$2,225,747
Income (loss) from continuing operations	$(167,562)	$85,617
Income from discontinued operations	–	1,685

Net income	$(167,562)	$87,302
Earnings available for common shareholders	$(168,622)	$86,242
Average shares – common and potentially dilutive (1000’s)	398,717	378,129
Segments and Components of Earnings per share – diluted
Utility earnings – continuing operations	$$0.20	$0.35
NRG, including losses on an equity basis after 2002	(0.59)	(0.09)
Other nonregulated subsidiaries and holding company costs	(0.03)	(0.03)

Total earnings (loss) per share – GAAP	$(0.42)	$0.23

6 months ended June 30,	2003	2002

Operating revenue:
Electric and natural gas utility revenue, and trading margins	$3,694,826	$3,362,446
Nonregulated and other revenue	222,771	166,596

Revenue, excluding NRG	3,917,597	3,529,042
NRG revenue and equity income	–	1,065,479

Total revenue	$3,917,597	$4,594,521
Income (loss) from continuing operations	$(48,549)	$179,546
Income (loss) from discontinued operations	20,999	11,260

Net income (loss)	$(27,550)	$190,806
Earnings (loss) available for common shareholders	$(29,670)	$188,686
Average shares – common and potentially dilutive (1000’s)	398,716	366,211
Segments and Components of Earnings per share – diluted
Utility earnings – continuing operations	$0.56	$0.73
NRG continuing operations, including losses on an equity basis after 2002 and excluding discontinued operations prior to 2003	(0.62)	(0.18)
Other nonregulated subsidiaries and holding company costs	(0.06)	(0.06)
Discontinued operations – Viking Gas in 2003; NRG in 2002	0.05	0.03

Total earnings (loss) per share – GAAP	$(0.07)	$0.52

Book value per share	$11.43	$18.57